Exhibit 99

CyberOptics Reports Strong Fourth Quarter and Full Year 2007 Operating Results

Announces Additional 1,000,000 Share Buyback and Asia Expansion

Minneapolis, MN—February 13, 2008—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter and full-year 2007 ended December 31:

•

Consolidated sales totaled $14,888,000 in the fourth quarter, up 8% from $13,745,000 in the year-earlier period but down from $16,173,000 in the third quarter of 2007. This year’s fourth quarter sales exceeded the previously issued guidance for this period.

•	Fourth quarter operating income came to $1,286,000, an increase of 23% from last year’s fourth quarter and down from $1,806,000 in the third quarter of 2007.

•

Net income totaled $1,204,000 or $0.13 per diluted share in the fourth quarter, compared to $1,282,000 or $0.14 per diluted share in the year-earlier period and $1,473,000 or $0.16 per diluted share in the third quarter of 2007. Earnings in the fourth quarter of 2007 were taxed at a 33% effective rate, compared to a 20% effective rate in the fourth quarter of 2006.

•

CyberOptics ended the fourth quarter of 2007 with cash, cash equivalents and marketable securities of $52,618,000 compared to $49,967,000 at the end of the third quarter and $49,007,000 at the beginning of 2007.

•

During the fourth quarter, cash totaling $1.7 million was used to repurchase approximately 145,000 CyberOptics shares under the 500,000 share buyback authorization that commenced October 29, 2007 under a 10b5-1 trading program. Through January 31, 2008, cash totaling $3.7 million was used to repurchase 330,000 shares under the same buyback authorization. CyberOptics today announced an additional 1,000,000 share buyback authorization for a one-year period commencing February 18, 2008. The balance of 170,000 shares under the initial buyback is available for repurchase in addition to the new authorization announced today.

For full-year 2007, revenues rose to $58,776,000 from $57,089,000 in 2006. Operating income came to $5,540,000, compared to $7,121,000 in 2006. Earnings in 2007 totaled $5,028,000 or $0.56 per diluted share, compared to $6,390,000 or $0.70 per diluted share in 2006.

Kathleen P. Iverson, president and chief executive officer, commented: “Our operating results in the fourth quarter were paced by a 37% sequential quarterly increase in sales of inspection products, particularly automated optical inspection (AOI) systems, to new as well as repeat customers. We are extremely pleased with the systems revenue growth and it is evident that our R&D programs are working. We are encouraged that CyberOptics’ largest customer for solder paste inspection systems, an Asian original design manufacturer (ODM), placed its initial AOI order in the fourth quarter. This follows other AOI sales in 2007 to key ODMs and memory module customers, who previously had only used our SE 300 solder paste inspection systems. Given this pattern, we believe that our AOI sales strategy of leveraging CyberOptics’ industry-leading installed base of solder paste inspection systems is working as planned. Sales of electronic assembly sensors were solid in the fourth quarter but down, as previously forecasted, from the exceptionally strong level posted in the third quarter of 2007.”

CyberOptics today announced plans to move its systems-related R&D and manufacturing operations over the next 18 months to Singapore, the location of its Asian sales office. This strategic initiative will enable CyberOptics to become more responsive to the needs of its growing base of Asian SMT systems customers, while permitting its core optical engineering resources in Minneapolis to focus on sensors and new OEM opportunities. As a result of this strategic R&D realignment, which is forecasted to result in significant cost savings, CyberOptics will benefit from a more effective and focused R&D effort that should position the Company for generating higher levels of profitable growth over the next few years.

Under the R&D realignment plan, higher-cost software subcontractors and some employees in Minneapolis will be replaced by Singapore-based engineers. This transition is scheduled for completion later in 2008, and annual R&D savings of $1.5 to $2.0 million are anticipated to begin in 2009. Singapore-based manufacturing is expected to commence by late 2008, with all systems manufacturing scheduled for Singapore in 2009. Future savings in manufacturing costs will be driven in part by Asian sourcing of materials and components. Costs of approximately $2.0 million in 2008 associated with the transition plan should be offset partly by other R&D reductions.

Iverson continued: “Order bookings of both electronic assembly sensors and inspection systems totaled $12.9 million in the fourth quarter, and CyberOptics ended this period with a backlog totaling $6.1 million. The majority of this backlog is scheduled to ship in the first quarter of 2008. Sales of electronic assembly sensors are expected to remain at the fourth quarter level. First quarter sales of inspection systems, while forecasted to remain strong, are expected to be affected by normal seasonal buying patterns. In addition, some erosion in the first quarter gross margin is anticipated due to a forecasted shift in the sales mix toward solder paste inspection systems, which carry lower margins than electronic assembly sensors or AOI systems. Given these factors, we are forecasting earnings of $0.07 to $0.10 per diluted share on revenues of $13.0 to $14.0 million for the first quarter of 2008 ending March 31. Our first quarter guidance includes pre-tax costs of approximately $250,000 associated with the Singapore transition. Looking ahead to full-year 2008, we believe our earnings will be constrained due to Singapore-related costs. We also remain cautious about the possibility for a slowing global economy.”

Steven K. Case, Ph.D., chairman and founder, added: “Our R&D agenda for 2008 will be focused on developing next-generation solder paste and AOI inspection systems that eventually will be manufactured in Singapore. In addition, we are pursuing several promising opportunities with OEM customers. In all cases, our R&D efforts are being guided by market requirements for lower costs, faster production through-put speeds, programming ease of use, and improved imaging resolutions required for inspecting the progressively smaller components now used in a growing range of end-user electronics. Initial revenues from these product development initiatives are anticipated in 2009.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; unanticipated costs or delays associated with the transition of engineering and manufacturing for SMT Systems to Singapore and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

#      #      #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through February 21 by dialing 303-590-3000 and providing the 11108501 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2007	2006	2007	2006
Revenue	$14,888	$13,745	$58,776	$57,089
Cost of revenue	7,130	6,921	28,529	27,188
Gross margin	7,758	6,824	30,247	29,901
Research and development expenses	2,767	2,123	9,824	8,112
Selling, general and administrative expenses	3,659	3,582	14,701	14,077
Amortization of intangibles	46	76	182	591
Income from operations	1,286	1,043	5,540	7,121
Interest income and other	509	563	2,214	1,943
Income before income taxes	1,795	1,606	7,754	9,064
Provision for income taxes	591	324	2,726	2,674
Net income	$1,204	$1,282	$5,028	$6,390
Net income per share – Basic	$0.14	$0.14	$0.57	$0.71
Net income per share – Diluted	$0.13	$0.14	$0.56	$0.70
Weighted average shares outstanding – Basic	8,886	8,987	8,897	8,991
Weighted average shares outstanding – Diluted	8,948	9,057	8,975	9,081

Condensed Consolidated Balance Sheets (unaudited)

	Dec. 31, 2007	Dec. 31, 2006
Assets
Cash and cash equivalents	$18,864	$30,056
Marketable securities	11,953	12,175
Accounts receivable, net	9,781	10,471
Inventories	10,640	8,357
Other current assets	1,466	868
Deferred tax assets	2,575	2,725
Total current assets	55,279	64,652

Marketable securities	21,801	6,776
Intangible and other assets, net	6,276	6,374
Fixed assets, net	1,944	1,814
Deferred tax assets	1,739	2,394
Total assets	$87,039	$82,010

Liabilities and Stockholders’ Equity
Accounts payable	$3,209	$3,783
Accrued expenses	4,131	5,207
Total current liabilities	7,340	8,990

Other liabilities	1,583	—
Total liabilities	8,923	8,990

Total stockholders’ equity	78,116	73,020
Total liabilities and stockholders’ equity	$87,039	$82,010

Backlog Schedule:
1st Quarter 2008		$5,181
2nd Quarter 2008 and thereafter		907
Total backlog		$6,088